                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                               TELESCIENCES, INC.
                                       AT
                              $8.79 NET PER SHARE
                                       BY

                           EDB 4TEL ACQUISITION CORP.
                          A WHOLLY-OWNED SUBSIDIARY OF

                            EDB BUSINESS PARTNER ASA
                             ---------------------

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, NOVEMBER 22, 1999, UNLESS THE OFFER IS EXTENDED.
                             ---------------------

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES (AS DEFINED HEREIN) WHICH WHEN ADDED TO SHARES THEN BENEFICIALLY OWNED BY PARENT REPRESENT AT LEAST A MAJORITY OF THE TOTAL NUMBER OF THEN OUTSTANDING SHARES ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE THE INTRODUCTION AND SECTIONS 1, 14 AND 15 OF THIS OFFER TO PURCHASE.
                             ---------------------

     TELESCIENCES, INC. (THE "COMPANY"), EDB BUSINESS PARTNER ASA ("PARENT") AND EDB 4TEL ACQUISITION CORP. HAVE ENTERED INTO AN AGREEMENT AND PLAN OF MERGER PROVIDING FOR THE ACQUISITION OF THE COMPANY BY PARENT PURSUANT TO THE OFFER AND A SUBSEQUENT MERGER. THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, AND RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
                             ---------------------

                                   IMPORTANT

     Any stockholder desiring to tender Shares should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it with the certificate(s) representing tendered Shares and all other required documents to the Depositary (as defined herein) or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 2 of this Offer to Purchase or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person to tender such Shares.

     Any stockholder who desires to tender Shares and cannot deliver such Shares and all other required documents to the Depositary by the expiration of the Offer, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the guaranteed delivery procedures set forth in Section 2 of this Offer to Purchase.

     Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery, or other tender offer materials, may also be obtained from the Information Agent, brokers, dealers, commercial banks or trust companies and their nominees.
                             ---------------------

October 25, 1999

                               TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
INTRODUCTION.....................................................    1
THE MERGER.......................................................    2
OFFER TO PURCHASE................................................    2
 1.  Terms of the Offer..........................................    2
 2.  Procedure for Tendering Shares..............................    4
 3.  Withdrawal Rights...........................................    6
 4.  Acceptance for Payment and Payment..........................    7
 5.  Certain Federal Income Tax Consequences.....................    8
 6.  Price Range of the Shares...................................    9
 7.  Purpose of the Offer; Plans for the Company; Effect of the
     Offer on the Market for the Shares; Stock Quotation;
     Exchange Act Registration; Margin Regulations...............    9
 8.  Certain Information Concerning the Company..................   11
 9.  Certain Information Concerning Purchaser and Parent.........   14
10.  Source and Amount of Funds..................................   15
11.  Contacts and Transactions with the Company; Background of
     the Offer...................................................   15
12.  The Merger Agreement and Shareholder Agreements.............   17
13.  Dividends and Distributions.................................   25
14.  Certain Conditions of the Offer.............................   25
15.  Certain Legal Matters.......................................   26
16.  Fees and Expenses...........................................   29
17.  Miscellaneous...............................................   29
     Schedule I -- Directors and Executive Officers of Parent and
     Purchaser...................................................  S-1

To the Holders of Common Stock of
Telesciences, Inc.:

                                  INTRODUCTION

     EDB 4tel Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of EDB Business Partner ASA, a Norwegian limited company ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $.04 per share (the shares of common stock of the Company being hereinafter referred to as the "Shares"), of Telesciences, Inc. (the "Company"), at a price of $8.79 per Share (such price, or such higher price per Share as may be paid in the Offer, being referred to herein as the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 19, 1999 (the "Merger Agreement"), among Parent, Purchaser and the Company. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. Purchaser will pay all fees and expenses of American Stock Transfer & Trust Company, which is acting as the Depositary (the "Depositary"), and Georgeson Shareholder Communications, Inc., which is acting as Information Agent (the "Information Agent"), incurred in connection with the Offer and in accordance with the terms of the agreements entered into between Purchaser and each such person. See Section 16.

     The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as defined in Section
1) that number of Shares which when added to the Shares then beneficially owned by Parent represent at least a majority of the total number of then outstanding Shares on the date Shares are accepted for payment (the "Minimum Condition"). Purchaser reserves the right, subject to the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), which it presently has no intention of exercising (and which it may not exercise without the Company's written consent), to increase the Minimum Condition or to elect to purchase, pursuant to the Offer, less than the minimum number of Shares which would otherwise be required to satisfy the Minimum Condition. The Offer is not conditioned on obtaining financing. See Section 14, which sets forth in full the conditions to the Offer.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, (EACH AS DEFINED BELOW) AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, AND RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     BROOKS, HOUGHTON SECURITIES, INC., FINANCIAL ADVISOR TO THE COMPANY, HAS DELIVERED TO THE BOARD ITS WRITTEN OPINION TO THE EFFECT THAT, AS OF OCTOBER 19, 1999, AND BASED UPON AND SUBJECT TO THE MATTERS SET FORTH THEREIN, THE $8.79 PER SHARE CASH CONSIDERATION TO BE PAID IN THE OFFER AND THE MERGER IS FAIR FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF SHARES. THE FULL TEXT OF THE WRITTEN OPINION OF BROOKS, HOUGHTON SECURITIES, INC. CONTAINING THE ASSUMPTIONS MADE, THE MATTERS CONSIDERED AND THE SCOPE OF THE REVIEW UNDERTAKEN IN RENDERING SUCH OPINION AS WELL AS THE LIMITATIONS OF SUCH OPINION WILL BE ATTACHED AS AN ANNEX TO THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, WHICH WILL BE MAILED TO STOCKHOLDERS WITHIN FIVE BUSINESS DAYS AFTER THE DATE OF THIS OFFER TO PURCHASE. STOCKHOLDERS ARE URGED TO READ THE FULL TEXT OF SUCH OPINION IN CONJUNCTION WITH THIS OFFER TO PURCHASE.

     The Company has represented and warranted to Purchaser that, as of October 15, 1999, after giving effect to the four-for-one stock split effective October 15, 1999, there were 1,044,631 Shares issued and outstanding and there were outstanding options to purchase an aggregate of 309,267 Shares, 84,675 of which were then exercisable. The Merger Agreement provides, among other things, that the Company will not, without the prior consent of Parent, issue (i) additional shares of capital stock of any class of the Company, or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities, other than such issuance of Shares pursuant to the exercise of options outstanding on the date hereof, and other than the issuance of Shares in connection with the Company's employee stock purchase plan, or (ii) any other securities in respect of, in lieu of or in substitution for, Shares outstanding on the date of the Merger Agreement. Accordingly, assuming that no outstanding options are exercised or Shares are issued pursuant to the Company employee stock purchase plan, the Minimum Condition will be satisfied if at least 522,316 Shares, or approximately 50.1% of the outstanding Shares as of October 15, 1999, are validly tendered and not withdrawn prior to the Expiration Date. Assuming that no outstanding options are exercised after the Expiration Date, if the Minimum Condition is satisfied and Purchaser accepts for payment Shares tendered pursuant to the Offer, Purchaser will be able to elect a majority of the members of the Company's Board of Directors and to effect the Merger (as hereinafter defined) without the affirmative vote of any other stockholder of the Company.

THE MERGER

     Pursuant to the Merger Agreement, following the consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger (as such, the "Surviving Corporation") as a wholly-owned subsidiary of Parent. In the Merger, each outstanding Share (other than Shares owned by Parent, Purchaser or any other subsidiary of Parent or held in the treasury of the Company or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive from the Surviving Corporation the Offer Price in cash, without interest. The Merger is subject to a number of conditions, including approval by stockholders of the Company, if such approval is required by applicable law. See
Section 12.

     Under the Delaware General Corporate Law ("DGCL"), if a Delaware corporation owns 90% or more of each outstanding class of capital stock of another corporation, it can effect a "short-form" merger with such other corporation without prior notice to, or any other action by, any other stockholder of such corporation. As a result, assuming no outstanding stock options are exercised or Shares issued by the Company in connection with the Company's employee stock purchase plan, following October 15, 1999, if Purchaser were to acquire ownership of 940,168 Shares pursuant to the Offer, Purchaser would own more than 90% of the Shares, the only class of capital stock of the Company then outstanding and would be able to effect the Merger pursuant to the "short form" merger provisions of the DGCL. See Section 15.

     Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in Section 5.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

OFFER TO PURCHASE

1. TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not withdrawn in accordance with
Section 3. The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, November 22, 1999, unless and until Purchaser in accordance with the terms of the Merger Agreement has extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. In the Merger Agreement, Parent and Purchaser have agreed that if all conditions to Purchaser's obligation to accept for payment and pay for Shares pursuant to the Offer are not satisfied on the scheduled Expiration Date, Purchaser may, in its sole discretion, extend the Offer from time to time until the earlier of the consummation of the Offer or the date which is twenty (20) business days from the Expiration Date of the Offer (such date, the "Final Date"). The Merger Agreement further provides that Purchaser shall, subject to the terms and conditions of the Offer, accept for payment Shares validly tendered and not withdrawn prior to the Expiration Date as soon as it is legally permitted to do so under applicable law; provided, however, that Purchaser shall be entitled to extend the Offer one or more times beyond the Final Date for an aggregate period of up to ten (10) business days if on the Final Date the conditions to the Offer set forth in Annex A to the Merger Agreement have been satisfied or waived, but there shall not have been tendered that number of Shares which would equal at least ninety percent (90%) of the issued and then outstanding Shares. Purchaser is obligated to consummate the Offer immediately upon reaching such ninety percent (90%) threshold. The Company has agreed that it will not tender, and will not permit any of its subsidiaries to tender, any Shares held by it or any such subsidiary pursuant to the Offer.

     The Offer is conditioned upon the satisfaction of certain conditions set forth in Section 14, including the Minimum Condition. The Merger Agreement provides that no change or waiver may be made, without the prior written consent of the Company, that (i) decreases the Offer Price, (ii) decreases the number of Shares to be purchased in the Offer, (iii) changes the form of consideration payable in the Offer, (iv) adds to or changes the conditions to the Offer set forth in Section 14, (v) waives the Minimum Condition or (vi) changes any other terms or conditions of the Offer.

     The Merger Agreement requires Purchaser to accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer if all conditions to the Offer are satisfied on the Expiration Date. However, if immediately prior to the scheduled Expiration Date, all conditions to the Offer are not satisfied, Purchaser is generally obligated to extend the Offer from time to time until the earlier of the consummation of the Offer or the date which is twenty (20) business days from the originally scheduled Expiration Date. If the conditions to the Offer are not satisfied prior to the Expiration Date, Purchaser reserves the right (but shall not be obligated, except as set forth above), subject to the terms of the Merger Agreement, to (i) decline to purchase any of the Shares tendered and terminate the Offer, (ii) waive any of the conditions to the Offer, to the extent permitted by applicable law, and, subject to complying with applicable rules and regulations of the Commission, purchase all Shares validly tendered, or (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares tendered during the period or periods for which the Offer is extended.

     If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of, or payment for, Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn, except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 3. However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended ("Exchange Act"), which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

     Any extension of the period during which the Offer is open, delay in acceptance for payment or payment, termination or amendment of the Offer will be followed, as promptly as practicable, by a public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c) and 14e-1(d) under the Exchange Act. Without limiting the obligation of Purchaser under such rules or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including a waiver of the Minimum Condition), Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of changed terms. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten (10) business days is required to allow for adequate dissemination to stockholders and investor response. If Purchaser should decide to change the price offered or the percentage of Shares sought, such change will be applicable to all stockholders of the Company who hold any Shares.

     The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by Purchaser to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. PROCEDURE FOR TENDERING SHARES

     To tender Shares pursuant to the Offer, either (a) a Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, together with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase and either (i) certificates for the Shares to be tendered must be received by the Depositary at such address or (ii) such Shares must be tendered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary, in each case by the Expiration Date, or (b) the guaranteed delivery procedure described below must be complied with. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility (as hereinafter defined) to and received by the Depositary and forming a part of a book-entry confirmation ("Book-Entry Confirmation") which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof) properly completed and duly executed, together with any required signature guarantees, or an Agent's Message and any other required documents must, in any case, be received by the Depositary at its address set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

     Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a member in good standing of the Securities Transfer Association Medallion Program, the New York Stock Exchange, Inc., Medallion Signature Program or the Stock Exchange Medallion Program (an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. If the certificate for Shares is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or accepted for payment are to be issued, in the name of a person other than the registered holder(s), then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and cannot deliver certificate(s) representing such Shares and all other required documents to the Depositary by the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered if all of the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary (as provided below) by the Expiration Date; and

          (iii) the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantee (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq Stock Market trading days after the date of execution of the Notice of Guaranteed Delivery. A "Nasdaq Stock Market trading day" is any day on which the Nasdaq Stock Market, Inc.'s Nasdaq SmallCap Market is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand (including delivery by overnight courier service) or transmitted by telegram, telex or facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

     The method of delivery of Shares and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, by a timely confirmation). If delivery is sent by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     Backup Withholding. Under United States federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payments made to certain stockholders pursuant to the Offer. In order to avoid such backup withholding, each tendering stockholder must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") and certify that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. If a stockholder is a non-resident alien or foreign entity not subject to back-up withholding, the stockholder must give the Depositary a completed Form W-8 Certificate of Foreign Status prior to receipt of any payment.

     Letter of Transmittal. By executing a Letter of Transmittal, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser. All such proxies shall be irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon the acceptance for payment of such Shares by Purchaser. Upon such acceptance for payment, all prior proxies and consents granted by such stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given nor subsequent written consents executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. Such designees of Purchaser will be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company's stockholders, by written consent or otherwise. Purchaser reserves the right to require that, in order for Shares to be validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser is able to exercise full voting, consent and all other rights with respect to such Shares (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting to the extent permitted under Delaware law).

     The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that (a) such stockholder owns the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, (b) the tender of such Shares complies with Rule 14e-4 and (c) such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. Purchaser reserves the absolute right to reject any or all tenders of Shares determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

3. WITHDRAWAL RIGHTS

     Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after December 23, 1999 unless theretofore accepted for payment as provided in this Offer to Purchase. If Purchaser extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, on behalf of Purchaser, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 3.

     To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals of Shares may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered at any time prior to the Expiration Date by following one of the procedures described in Section 2.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, as soon as practicable after the Expiration Date, all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3. Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law.

     For purposes of the Offer, Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if Purchaser gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in Section 2)), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and
(iii) any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see Section 2. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occur at different times. Under no circumstances will interest be paid by Purchaser on the consideration paid for Shares pursuant to the Offer, regardless of any delay in making such payment.

     If Purchaser increases the consideration to be paid for Shares pursuant to the Offer, Purchaser will pay such increased consideration for all Shares purchased pursuant to the Offer.

     UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     Subject to applicable rules and regulations of the Commission and to the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. If Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in
Section 3.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to the tendering stockholder, as promptly as practicable following the expiration or termination of the Offer.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The receipt of cash in exchange for Shares pursuant to the Offer or the Merger (and the receipt of cash by a stockholder that exercises appraisal rights in connection with the Merger under Delaware law) will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for federal income tax purposes, a tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer or the Merger (other than amounts received pursuant to a stockholder's exercise of appraisal rights that are denominated as interest, which amounts would be taxable as ordinary income) and the aggregate tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer or converted in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted in the Merger, as the case may be. If Shares are held by a stockholder as capital assets, gain or loss recognized by the stockholder will be capital gain or loss. Such capital gain or loss will be long-term if such stockholder's holding period for the Shares exceeds twelve months and short-term in all other cases.

     A stockholder that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. Exemptions are available for stockholders that are corporations and for certain foreign individuals and entities. A stockholder that does not furnish a required TIN may be subject to a penalty imposed by the Internal Revenue Service ("IRS"). See "Backup Withholding" under Section 2.

     If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an income tax return.

     The foregoing discussion is a general summary of certain material U.S. federal income tax consequences of the Offer and the Merger relevant to a beneficial holder of Shares whose Shares are tendered and accepted for payment pursuant to the Offer. The discussion is based on the Code, regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change with possible retroactive effect. The foregoing discussion does not address U.S. federal income tax consequences to all categories of holders of Shares that may be subject to special rules (e.g., holders that acquired Shares pursuant to the exercise of employee stock options or other compensation arrangements, holders of Shares who are subject to special tax treatment under the Code, such as non-U.S. persons, life insurance companies, tax-exempt organizations and financial institutions) and may not apply to other holders of Shares in light of their individual circumstances. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6. PRICE RANGE OF THE SHARES

     The Shares are traded on the Nasdaq SmallCap Market under the symbol "TLSDC". The following table sets forth, for each of the periods indicated, the high and low closing bid prices per Share as reported in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998 and by the Nasdaq Stock Market. The Shares were traded on the Nasdaq National Market throughout the periods reflected below until September 27, 1999 when the Shares commenced trading on the Nasdaq SmallCap Market. The following table gives effect to a 1-for-4 reverse stock split effective October 15, 1999.

                                                               HIGH     LOW
                                                              ------   ------
Fiscal Year ended September 30, 1998
  First Quarter.............................................  $60.50   $16.00
  Second Quarter............................................   25.50    15.75
  Third Quarter.............................................   17.75    11.00
  Fourth Quarter............................................   12.00     5.00
Fiscal Year ended September 30, 1999
  First Quarter.............................................  $13.00   $ 3.50
  Second Quarter............................................    7.00     4.50
  Third Quarter.............................................    6.75     3.38
  Fourth Quarter............................................    3.75     1.75

     On October 18, 1999, the last full trading day before the public announcement of the execution of the Merger Agreement, the closing bid price of the Shares on the Nasdaq SmallCap Market was $3.125 per Share. On October 22, 1999, the last full trading day before commencement of the Offer, the closing bid price of the Shares on the Nasdaq SmallCap Market was $8.4375 per Share. Stockholders are urged to obtain current market quotations for the Shares.

7. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

     Purpose of the Offer. The purpose of the Offer and the Merger is to enable Parent to acquire control of, and the entire equity interest in, the Company. Upon consummation of the Merger, the Company will become a wholly-owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the outstanding Shares not purchased pursuant to the Offer.

     Plans for the Company. If, as and to the extent that Purchaser acquires control of the Company, Parent and Purchaser intend to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and to consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such changes could include, among other things, changes in the Company's business, corporate structure, capitalization, management or dividend policy.

     Except as described above or elsewhere in this Offer to Purchase, Parent has no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving the Company (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), or any material change in the Company's corporate structure or business.

     Market for the Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by stockholders. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price. If the Merger is consummated, the Company would become a wholly-owned subsidiary of Parent and, accordingly, there would be no further trading in the Shares.

     Nasdaq Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued inclusion on the Nasdaq SmallCap Market, which requires that an issuer have at least 500,000 publicly held shares, held by at least 300 round lot stockholders, with a market value of at least $1,000,000, have at least two market makers, have a minimum bid price of $1 and have either (A) net tangible assets of at least $2,000,000; (B) a market capitalization of at least $35,000,000; or (C) net income of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years. If the Nasdaq SmallCap Market were to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot determine whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Offer Price. If the Merger is consummated, the Company would become a wholly-owned subsidiary of Parent and, accordingly, there would be no further trading in the Shares.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated.

     Parent currently intends to seek delisting of the Shares from the Nasdaq SmallCap Market and the termination of the registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met. If the Nasdaq SmallCap Market listing and the Exchange Act registration of the Shares are not terminated prior to the Merger, then the Shares will be delisted from the Nasdaq SmallCap Market and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     Margin Regulations. The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding Nasdaq listing of the Shares and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

8. CERTAIN INFORMATION CONCERNING THE COMPANY

     General. The Company is a Delaware corporation with its principal offices at 4000 Midlantic Drive, Mount Laurel, New Jersey 08054. The Company was incorporated in 1994 and according to the Company's Annual Report on Form 10-K for its fiscal year ended September 30, 1998 (the "Fiscal 1998 10-K"), is a provider of systems for billing data collection, transaction data management, revenue assurance, fraud management and traffic management to telecommunications service providers.

     Selected Financial Data. The following selected consolidated financial data relating to the Company and its subsidiaries has been taken or derived from the audited financial statements contained in the Fiscal 1998 10-K and the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 1999. More comprehensive financial information is included in such 10-K and 10-Q and the other documents filed by the Company with the Commission, and the financial data set forth below is qualified in its entirety by reference to such reports and other documents including the financial statements contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below under "Available Information".

                               TELESCIENCES, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               NINE MONTHS
                                              ENDED JUNE 30,        YEAR ENDED SEPTEMBER 30,
                                            ------------------    ----------------------------
                                             1999       1998        1998      1997      1996
                                            -------    -------    --------   -------   -------
                                               (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
REVENUES:
Unrelated third parties:
  Equipment...............................  $ 9,590    $16,131    $ 20,429   $25,049   $23,358
  Services................................    6,717      7,759      10,250     7,958     7,739
                                            -------    -------    --------   -------   -------
                                             16,307     23,890      30,679    33,007    31,097
Related parties...........................       --         --          --        --     2,867
                                            -------    -------    --------   -------   -------
          Total revenues..................   16,307     23,890      30,679    33,007    33,964
                                            -------    -------    --------   -------   -------
COST OF REVENUES:
Unrelated third parties:
  Equipment...............................    8,082      8,024      11,664    13,202    11,639
  Services................................    3,110      6,424       7,679     4,697     4,580
                                            -------    -------    --------   -------   -------
                                             11,192     14,448      19,343    17,899    16,219
Related parties...........................       --         --          --        --     1,946
                                            -------    -------    --------   -------   -------
          Total cost of revenues..........  11,192..    14,448      19,343    17,899    18,165
                                            -------    -------    --------   -------   -------
Gross profit..............................    5,115      9,442      11,336    15,108    15,799
                                            -------    -------    --------   -------   -------
OPERATING EXPENSES:
Research, development and engineering.....  5,317..      5,763       8,023     7,580     7,003
Selling, general and administrative.......    5,833     13,273      16,853     9,026     6,711
Charge for purchased research and
  development(1)..........................       --      2,387       2,387        --        --
                                            -------    -------    --------   -------   -------
          Total operating expenses........   11,150     21,423      27,263    16,606    13,714
                                            -------    -------    --------   -------   -------
Operating income (loss)...................   (6,035)   (11,981)    (15,927)   (1,498)    2,085
INTEREST (EXPENSE) INCOME
  (includes related party)................       13       (241)        232      (327)     (514)
OTHER INCOME..............................       37          5          16         1       430
EQUITY IN LOSS OF INVESTEE................       --         --          --        --       (18)
GAIN ON SALE OF INVESTMENT................       --         --          --        --     2,061
                                            -------    -------    --------   -------   -------
Income (loss) before income taxes.........   (6,011)   (11,735)    (15,679)   (1,824)    4,044
INCOME TAX (EXPENSE) BENEFIT..............       --      1,939          --       645    (1,543)
                                            -------    -------    --------   -------   -------
NET INCOME (LOSS).........................  $(6,011)   $(9,796)   $(15,679)  $(1,179)  $ 2,501
                                            =======    =======    ========   =======   =======
BASIC AND DILUTED NET INCOME (LOSS) PER
  COMMON SHARE............................  $ (0.78)   $ (1.46)   $  (2.25)  $ (0.28)  $  0.72
                                            =======    =======    ========   =======   =======
SHARES USED IN COMPUTING BASIC AND DILUTED
  NET INCOME (LOSS) PER COMMON SHARE......    7,748      6,689       6,960     4,144     3,477
                                            =======    =======    ========   =======   =======

                                                                               SEPTEMBER 30,
                                                               JUNE 30,      -----------------
                                                                 1999         1998      1997
                                                              -----------    -------   -------
                                                              (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...................................       272       $ 1,093   $ 7,206
Total assets................................................    20,672        29,799    37,023
Working capital, excluding obligations to Securicor and
  affiliates(2).............................................     4,367        10,344    23,925
Obligations to Securicor and affiliates(2)..................        73            64       183
Long-term debt..............................................       279           499        --
Stockholders' equity(2).....................................    12,178        18,831    29,687

---------------

(1) Purchased research and development of $2,387 in fiscal 1998 represents a one-time charge for in-process research and development which was purchased in the acquisition of IDT by the Company on May 15, 1998. The acquisition was accounted for under the purchase method of accounting. Purchased research and development of $6,700 in fiscal 1994 represents a one-time charge for in-process research and development which was purchased in the acquisition of the predecessor business by the Company on July 1, 1994. The acquisition was accounted for under the purchase method of accounting.
(2) The Company's acquisition of the predecessor business and other financing requirements have been primarily funded from borrowings from Securicor plc or its subsidiaries ("Securicor") rather than equity investment. These borrowings are classified as obligations to Securicor and affiliates. Additionally, these borrowings were substantially repaid with the proceeds from the Company's initial public offering of its Common Stock, completed in July 1997.

     Available Information. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is disclosed in the Company's proxy statement dated February 16, 1999, and filed with the Commission. Such information should be available for inspection at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable from the Public Reference Section of the Commission upon payment of prescribed fees. Such material should also be available for inspection at the offices of Nasdaq Operations, 9801 Washington Blvd., Gaithersburg, Maryland 20878. The Commission also maintains a worldwide web site at http://www.sec.gov which contains reports, proxy and information statements and other information about companies, including the Company, that file electronically.

     Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although Purchaser and Parent do not have any knowledge that any such information is untrue, none of Purchaser or Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

     In the course of discussions between representatives of Parent and the Company (see Section 11), the Company provided Purchaser with an unaudited estimated balance sheet as of September 30, 1999 (the "Estimated September 30, 1999 Balance Sheet") and an unaudited estimated statement of operations for its fiscal year ended September 30, 1999 (the "Estimated Fiscal 1999 Statement of Operations") that did not reflect the Company's Series A Preferred Stock or any adjustments based on a possible restructuring of the lease for the Company's executive offices or on a dispute with a customer. The Estimated September 30, 1999 Balance Sheet reflects an estimated stockholders' equity of approximately $5.4 million. The Estimated Fiscal 1999 Statement of Operations reflects the following estimated amounts for the Company's fiscal year ended

September 30, 1999: Total revenues - approximately $21.1 million; gross profit - approximately $5.3 million; operating loss - approximately $10.1 million; and net loss - approximately $12.8 million.

     The Company also provided a projected statement of operations for the Company's fiscal year ending September 30, 2000, and projections of sales for its fiscal years ending September 30, 2000, 2001 and 2002 (the "Projections" and, together with the Estimated September 30, 1999 Balance Sheet and the Estimated Fiscal 1999 Statement of Operations, the "Estimated and Projected Financial Information"). For the fiscal year ending September 30, 2000, the Company estimated total revenues of approximately $31.3 million, gross profit of approximately $13.7 million, operating income of approximately $5.0 million and net income of approximately $5.0 million. Projected sales for the fiscal year ending September 30, 2000 were $31.3 million on a "baseline" basis and $50.3 million on a "best case" basis. Projected sales for the fiscal years ending September 30, 2001 and 2002 were $37.0 million and $45.5 million, respectively.

     The Estimated and Projected Financial Information was provided without detailed written assumptions. The Estimated and Projected Financial Information was not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections, and it is summarized in this Offer to Purchase only because it was provided to Parent. None of Parent, Purchaser, the Company, or any of their financial advisors or other representatives assumes any responsibility for the accuracy or validity of the Estimated and Projected Financial Information. While presented with numerical specificity, the Projections were based upon a variety of assumptions relating to the business of the Company which may not be realized and are subject to significant risks, uncertainties and contingencies, many of which are beyond the control of the Company. Actual results will vary from those shown in the Estimated and Projected Financial Information and the positive or negative variances may be material. Except as required by law, none of the Company, Parent or Purchaser intends to update, revise or correct the Estimated and Projected Financial Information if it becomes inaccurate.

9. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT

     Purchaser is a newly incorporated Delaware corporation and a wholly-owned subsidiary of Parent organized to acquire the Company. The principal executive offices of Purchaser are located at Ruselokkveien 6, N-0251 Oslo (Postal
Address: Postboks 6798, St. Olavs Plass, N-0130 Oslo, Norway). Purchaser has not conducted any business, other than in connection with the Offer and the Merger since its incorporation on October 18, 1999. Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is a newly formed corporation and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

     Parent, a Norwegian limited company, is a publicly owned company whose shares are listed on the Oslo Stock Exchange. Its principal executive office is located at Ruselokkveien 6, N-0251 Oslo (Postal Address: Postboks 6798, St. Olavs Plass, N-0130 Oslo, Norway). The principal business of Parent is supplying both large and medium sized companies with cost-efficient and up-to-date IT Solutions by providing consulting services and computer operating services as well as the supply of hardware and software.

     The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Purchaser and Parent are set forth in Schedule I hereto and incorporated herein by reference.

     Neither Parent nor Purchaser is subject to the informational requirements of the Exchange Act and in accordance therewith does not file periodic reports, proxy statements or other information with the Commission relating to its business, financial condition or other matters.

     Because the only consideration in the Offer and Merger is cash, and in view of the fact that Purchaser has deposited into escrow with First Union National Bank a sufficient amount of funds necessary to make a cash payment to purchase all of the Shares tendered in the Offer, Purchaser believes that the financial condition of

Parent, Purchaser and their affiliates is not material to a decision by a holder of Shares whether to tender and sell or Shares pursuant to the Offer or to continue to hold such Shares.

     Except as described in this Offer to Purchase, (i) none of Parent, Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent, Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Parent, Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons or entities referred to above or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

     Except as described in this Offer to Purchase, none of Parent, Purchaser or, to the best knowledge of Parent and Purchaser any of the persons listed in
Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees of profits, guarantees against loss, division of profits or loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since October 1, 1996, none of Parent, Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors, or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since October 1, 1996, there have been no contracts, negotiations or transactions between Parent, Purchaser or any of their subsidiaries or, to the best knowledge of Parent and Purchaser any of the persons listed in Schedule I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

10. SOURCE AND AMOUNT OF FUNDS

     The Offer is not conditioned upon any financing arrangements. The total amount of funds required by Purchaser to consummate the Offer and the Merger, the redemption of the Company's Series A Preferred Stock and the settlement of the Company's outstanding in-the-money stock options based on the difference between the Offer Price and the applicable exercise price, is estimated to be $13.65 million, exclusive of fees and expenses estimated to be $0.35 million. Pursuant to the terms of an Escrow Agreement among Parent, Purchaser, the Company and First Union National Bank, Purchaser has deposited into escrow with First Union National Bank $13.65 million. Purchaser has obtained all such funds and expects to obtain the funds necessary to pay fees and expenses from Parent in the form of capital contributions and/or loans. Parent has provided such funds from available cash on hand.

11. CONTACTS AND TRANSACTIONS WITH THE COMPANY; BACKGROUND OF THE OFFER

     One of Parent's strategic objectives is to grow at a faster rate than the rate of growth of its industry. An important part of this strategy involves the acquisition of companies within its industry. In order to implement this strategy, Parent began seeking potential acquisition candidates primarily in the areas of network management and customer relationship management. On June 30, 1999, the Company publicly announced its interest in investigating strategic alternatives, including possibly a business combination. In August 1999, Parent became aware the Company was pursuing strategic alternatives and arranged to have a meeting with Michael Moore, Executive Vice President of the Company during an upcoming trip of Mr. Moore's in Romania. In preparation for that meeting, on August 26, 1999, John Freeman, Executive Director of Brooks, Houghton Securities, Inc., the Company's financal advisor, sent Mr. Asbjorn Eide, Chief Executive Officer of EDB 4tel, a division of Parent ("EDB 4tel"), a confidentiality letter agreement which was signed and returned. Mr. Freeman then provided Mr. Eide with certain non-public information about the Company.

     On August 31, 1999, Mr. Eide met with Michael Moore in Bucharest, Romania. At the meeting, the parties exchanged general industry and company information, including an introduction of their businesses and an explanation of their current and future growth strategies. At the conclusion of the meeting, Mr. Eide expressed to Mr. Moore Parent's possible interest in acquiring the Company.

     On September 14 and 15, 1999, at the Company's executive offices in Mt. Laurel, New Jersey, and on September 16, 1999, in San Diego, California, Mr. Eide and a team of EDB 4tel employees met with the Company's executive management to discuss the opportunities available to their respective companies which could result from a business combination.

     During the week of September 27, 1999, EDB 4tel executives conducted interviews with certain customers of Parent.

     On September 29, 1999, the Board of Directors of Parent met to consider the proposed acquisition by Parent of the Company, and approved such acquisition at a price of not more than an aggregate of $8.5 million for all of the outstanding shares of the Company. Subsequently, Mr. Eide contacted executives of Securicor Communications Limited ("Securicor"), the Company's largest stockholder, and made an offer to buy Shares owned by Securicor for a purchase price of $2.40 per Share. No response was provided by Securicor to Parent's offer.

     On October 1, 1999, Parent provided a preliminary expression of interest in acquiring the Company at an approximate valuation of $8.5 million. The Company and its financial advisor advised Parent that interest had been expressed by other third parties in acquiring the Company based on a substantially higher valuation.

     Between October 6, 1999 and October 13, 1999, there were occasional informal communications between representatives of Parent and the Company in which the possibility of an offer by Parent based on a higher valuation, as well as the structure and timing of such an offer, were discussed.

     On October 12, 1999, Mr. Moore met with Mr. Eide in Oslo, Norway and continued discussions regarding Parent's interest in acquiring the Company based on a higher valuation.

     On October 14, 1999, the Board of Directors of Parent met to consider increasing the purchase price of the proposed acquisition by Parent of the Company, and approved such increase to a price of not more than an aggregate of $13.65 million for all of the outstanding shares of capital stock of the Company. Subsequently, Parent sent a letter to Andrew P. Maunder, President and Chief Executive Officer of the Company, indicating that Parent was prepared to make an offer of $13.65 million for all of the shares of the Company if the Company would negotiate exclusively with Parent through October 17, 1999.

     On October 14, 1999, the Board of Directors of the Company met to consider the letter from Parent and authorized the Company's management to enter into negotiations with Parent. The preceding sentence and other descriptions contained in this Section 11 relating to the meetings of the Company's Board of Directors are based on information provided by the Company.

     On October 14, 1999, the Company's legal counsel sent a draft of a proposed Merger Agreement to legal counsel for Parent. On October 15, 1999, representatives of Parent flew to Philadelphia in preparation for negotiations to commence on October 16, 1999.

     On October 16, 1999, executives of Parent met with executives of the Company and the Company's financial advisor to discuss the terms of a proposed transaction. That same day, Parent's legal counsel provided comments on the Merger Agreement to the Company's legal counsel. Those comments were discussed pursuant to a telephonic conference call that included executives and legal counsel of Parent and the Company, and representatives of the Company's financial advisor.

     Negotiation of the Merger Agreement was ongoing from October 16, 1999 through October 18, 1999. On October 17, 1999, the Board of Directors of the Company held a special meeting at which the Board was informed as to the status of negotiations. The Board authorized the Company's representatives to continue negotiations at a purchase price at or above $13.65 million.

     By the morning of October 18, 1999, the Company's and Parent's representatives reached agreement on all aspects of the Merger Agreement. A special meeting of the Company's Board of Directors was held on the afternoon of October 18, 1999, prior to which substantially final drafts of the Merger Agreement and the fairness opinion prepared by Brooks, Houghton Securities, Inc. were distributed. At the meeting, the Company's President reported on the status of negotiations with Parent. The Company's legal counsel made a presentation regarding the Board of Director's fiduciary duties when considering the sale of the Company and then summarized the terms and conditions of the Merger Agreement. A representative of Brooks, Houghton Securities, Inc. then rendered its oral opinion that the consideration to be received by the Company's common stockholders in the Offer and the Merger, at $8.79 per share, was fair, from a financial point of view, to the Company's common stockholders and gave a presentation on the basis of that opinion. Following discussion of the Offer and the Merger, the Board of Directors of the Company approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer and that the stockholders of the Company approve and adopt the Merger Agreement. There were no dissents or abstentions, but one director was unable to participate because he was not in the country.

     As of Tuesday, October 19, 1999, the parties executed and delivered the Merger Agreement. On the morning of Tuesday, October 19, 1999, Parent and the Company publicly announced that they had entered into the Merger Agreement.

     On October 25, 1999, Parent and Purchaser commenced the Offer.

12. THE MERGER AGREEMENT AND SHAREHOLDER AGREEMENTS

INTRODUCTION

     On October 19, 1999, Parent, Purchaser and the Company entered into the Merger Agreement, pursuant to which Purchaser has agreed to make the Offer. The Merger Agreement provides that, at the effective time of the Merger (the "Effective Time"), Purchaser will be merged with and into the Company, and each then outstanding Share (other than Shares owned by the Company, any subsidiary of the Company, Parent, Purchaser, any other subsidiary of Parent or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under the DGCL) will be converted into the right to receive an amount in cash equal to the Offer Price. Each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation. The Certificate of Incorporation and Bylaws of Purchaser, as in effect immediately before the Effective Time will be the Certificate of Incorporation and Bylaws of the Surviving Corporation.

     Vote Required to Approve Merger. The DGCL requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the Board and generally by the holders of the Company's outstanding voting securities. The Board has approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; consequently, the only additional action of the Company that may be necessary to effect the Merger is approval by the Company's stockholders if the "short-form" merger procedure described below is not available. Under the DGCL, the affirmative vote of holders of a majority of the voting power of the then outstanding Shares (including any Shares owned by Purchaser) is generally required to approve the Merger. If Purchaser acquires, through the Offer or otherwise, a majority of the voting power of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and Purchaser were to accept for payment Shares tendered pursuant to the Offer and no outstanding options are exercised after the Expiration Date), it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company.

     Short Form Merger Procedures. Under the DGCL, if a corporation owns 90% or more of each outstanding class of capital stock of another corporation, it can effect a "short-form" merger with such corporation without prior notice to, or any other action by, any other stockholder of such corporation. As a result, assuming no outstanding stock options are exercised, and no shares are issued by the Company in connection with the Company's employee stock purchase plan, following October 15, 1999, if Purchaser were to acquire ownership of 940,168 Shares pursuant to the Offer, Purchaser would own more than 90% of the only class of capital stock of the Company then outstanding and would be able to effect the Merger pursuant to the "short form" merger provisions of the DGCL. See Section 15.

     Stockholders Meeting. If required by applicable law, in order to consummate the Merger, the Company, acting through its Board, shall, subject to the Board's fiduciary duties under applicable law, take all necessary action pursuant to its Certificate of Incorporation and Bylaws to duly call, give notice of, convene and hold a special meeting (the "Special Meeting") of its stockholders as soon as practicable following the completion of the Offer (provided that, if a Form 15 is promptly filed with the Commission after such completion, the Board shall be entitled to delay giving notice until the registration of the Shares under the Exchange Act has been terminated, but not more than 100 days after the completion of the Offer) for the purpose of considering and taking action upon the Merger Agreement. The Company shall also prepare and file with the Commission a proxy statement in accordance with all applicable requirements of the Exchange Act, if any.

THE MERGER AGREEMENT

     The following is a summary of certain provisions of the Merger Agreement and Shareholders Agreement, copies of which have been filed with the Commission as exhibits to the Schedule 14D-1 relating to the Offer and are incorporated herein by reference. Such summaries are qualified in their entirety by reference to the text of such agreements.

     The Offer. The Merger Agreement provides that Purchaser will commence the Offer and that, upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, Purchaser will purchase all Shares validly tendered pursuant to the Offer and not withdrawn prior to the Expiration Date. The obligation of Purchaser to accept for payment and pay for Shares tendered is subject to the Minimum Condition, which is the valid tender and non-withdrawn prior to the Expiration Date of that number of Shares which when added to any Shares then beneficially owned by Parent represent at least a majority of the total number of the outstanding Shares, and to the satisfaction of the other conditions described in Annex A to the Merger Agreement. The Merger Agreement provides that Purchaser may not, without prior written consent of the Company,
(i) decrease the Offer Price with respect to any Shares, (ii) decrease the number of Shares to be purchased in the Offer, (iii) change the form of consideration payable in the Offer, (iv) add to or change the conditions to the Offer set forth in Annex A to the Merger Agreement, (v) waive the Minimum Condition or (vi) make any other change in the terms or conditions of the Offer; provided that, if the Merger Agreement shall not have been terminated in accordance with the terms of the Merger Agreement, if the conditions set forth in Annex A to the Merger Agreement are not satisfied or, to the extent permitted by the Merger Agreement, waived by Purchaser as of the date the Offer would otherwise have expired, then, except to the extent that such conditions are incapable of being satisfied, Purchaser will extend the Offer from time to time until the earlier of the consummation of the Offer or the date which is twenty
(20) business days from the Expiration Date of the Offer (such date, the "Final Date"). The Merger Agreement further provides that Purchaser shall, subject to the terms and conditions of the Offer, accept for payment Shares validly tendered and not withdrawn prior to the Expiration Date as soon as it is legally permitted to do so under applicable law; provided, however, that Purchaser shall be entitled to extend the Offer one or more times beyond the Final Date for an aggregate period of up to ten (10) business days if on the Final Date the conditions to the Offer set forth in Annex A to the Merger Agreement have been satisfied or waived, but there shall not have been tendered that number of Shares which would equal at least ninety percent (90%) of the issued and then outstanding Shares. Purchaser is obligated to consummate the Offer immediately upon reaching such ninety percent (90%) threshold. The Company has agreed that it will not tender, and will not permit any of its subsidiaries to tender, any Shares held by it or any such subsidiary pursuant to the Offer.

     Conditions to the Merger. The Merger Agreement provides that the obligations of Parent, Purchaser and the Company to consummate the Merger are subject to the satisfaction of certain conditions, including the following:

     - the Merger Agreement shall have been adopted by the affirmative vote of the stockholders of the Company at a Special Meeting by the requisite vote in accordance with applicable law, if such vote is required by applicable law;

     - all regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired;

     - no statute, rule or regulation shall have been enacted or promulgated by any governmental authority which prohibits the consummation of the Merger;

     - there shall be no order or injunction of a United States Federal or state court of competent jurisdiction (each party agreeing to use its reasonable efforts to have any such order reversed or injunction lifted) in effect precluding consummation of the Merger; and

     - Purchaser shall have purchased the Shares pursuant to the Offer; provided, however, that this condition shall be deemed satisfied with respect to Parent and Purchaser if Purchaser's failure to purchase Shares pursuant to the Offer results from a breach of the Parent's or Purchaser's obligations under the Merger Agreement.

     Board Recommendation. The Company represents in the Merger Agreement that the Board has (1) determined that the terms of the Offer and the Merger are advisable, fair to and in the best interests of, the stockholders of the Company, (2) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (3) resolved to recommend that stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer, the Merger Agreement and the transactions contemplated thereby, including the Merger. The Company has agreed to file with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9 containing such recommendations, subject to certain conditions.

     Termination of the Merger Agreement. The Merger Agreement may be terminated and the Merger may be abandoned at any time notwithstanding approval thereof by the stockholders of the Company, but prior to the Effective Time:

          (a) by mutual consent of Parent and the Company;

          (b) by Parent or Purchaser, if an occurrence or circumstance (except where Parent's or Purchaser's failure to fulfill any of their respective obligations under the Merger Agreement is the cause of or resulted in such occurrence or circumstance or except where there has been a material breach of any representation or warranty on the part of Parent or Purchaser which has not been cured) has rendered the conditions set forth in Annex A of the Merger Agreement incapable of being satisfied, and (i) Purchaser shall have failed to commence the Offer within the time required by Regulation 14D under the Exchange Act, (ii) the Offer shall have been terminated or shall have expired without Purchaser having purchased any Shares pursuant to the Offer or (iii) Purchaser shall have failed to pay for Shares pursuant to the Offer prior to the Final Date;

          (c) by either Parent or the Company if any court of competent jurisdiction or other governmental body within the United States shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that a termination of the Merger Agreement by the Company pursuant to this paragraph (c) after the Board Transition Date (as defined in the Merger Agreement) shall require the affirmative vote of a majority of the Board and a majority of the Independent Directors (as defined below);

          (d) by Parent or Purchaser prior to the purchase of Shares pursuant to the Offer, if:

             (i) Purchaser shall discover that any representation or warranty made by the Company in the Merger Agreement is untrue at the time such representation or warranty was made or (except for those representations and warranties made as of a particular date which need only be true and correct as of such date) shall not be true and correct as of the date of consummation of the Offer, except where the failure to be so true and correct would not have a Material Adverse Effect (as defined in the Merger Agreement), provided that, if any such failure to be so true and correct is capable of being cured prior to the Final Date, then Parent and Purchaser may not terminate the Merger Agreement under this paragraph
        (d) until the Final Date;

             (ii) there shall have been a breach of any covenant or agreement on the part of the Company under the Merger Agreement resulting in a Material Adverse Effect which shall not be capable of being cured prior to the Final Date;

             (iii) the Board (x) fails to recommend approval and adoption of the Merger Agreement and the Merger by the stockholders of the Company or withdraws or amends or modifies in a manner adverse to Parent and Purchaser its recommendation or approval in respect of the Merger Agreement, the Offer or the Merger, (y) makes any recommendation with respect to an Alternative Acquisition (as defined below) other than a recommendation to reject such Alternative Acquisition or (z) publicly announces its intention to enter into an Alternative Acquisition; or

             (iv) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer at least a majority of the then outstanding Shares, and on or prior to such date a person shall have made a written proposal to the Company and not withdrawn such proposal for an Alternative Acquisition;

          (e) by the Company, if:

             (i) the Company discovers that any representation or warranty made by Parent or Purchaser in the Merger Agreement is untrue at the time such representation or warranty was made or (except for those representations and warranties made as of a particular date which need only be true and correct as of such date) shall not be true and correct as of the date of consummation of the Offer, except where the failure to be so true and correct would not materially adversely affect (or materially delay) the consummation of the Offer or the Merger, provided that if any such failure to be so true and correct is capable of being cured prior to the Final Date, then the Company may not terminate the Merger Agreement under this paragraph (e) until the Final Date and unless at such time the matter has not been cured;

             (ii) there shall have been a material breach of any covenant or agreement in the Merger Agreement on the part of Parent or Purchaser which materially adversely affects (or materially delays) the consummation of the Offer or the Merger which shall not be capable of being cured prior to the Final Date;

             (iii) prior to the acceptance of any Shares pursuant to the Offer and the Company is in compliance with the non-solicitation provisions described below, such termination is necessary to allow the Company to enter into a binding written agreement with respect to a Superior Proposal (as defined below); provided, however, that a termination of the Merger Agreement by the Company pursuant to paragraphs (e)(i) or
        (ii) above after the Board Transition Date (as defined below) shall require the affirmative vote of a majority of the Board and a majority of the Independent Directors; or

          (f) by the Company, if there shall not have been a material breach of any representation, warranty, covenant or agreement on the part of the Company which has not been cured and (i) Purchaser shall have failed to commence the Offer within the time required by Regulation 14D under the Exchange Act, (ii) the Offer shall have been terminated or shall have expired without Purchaser having purchased any Shares pursuant to the Offer or (iii) Purchaser shall have failed to pay for Shares pursuant to the Offer prior to the Final Date.

     An "Alternative Acquisition" is the possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its capital stock or assets (with any such efforts by any such person, including a firm proposal to make such an acquisition).

     A "Superior Proposal" is an unsolicited proposal by any person, entity or group delivered to the Company, prior to the consummation of the Offer and in writing, for an Alternative Acquisition which is not subject to any financing contingency, which the Board by a majority vote in its good faith judgment (after consultation with its independent financial advisor) determines is reasonably likely to be consummated and if consummated will be more favorable, from a financial point of view, to the holders of the Shares than the transactions contemplated by the Merger Agreement.

     Termination Fees and Expenses. The Merger Agreement provides that the Company will pay, or cause to be paid, to Parent $400,000 as a termination fee within two business days after the date of termination if (i) the Company terminates the Merger Agreement in accordance with the provision described in paragraph (e)(iii) under "Termination of Merger Agreement" above, or (ii) Purchaser terminates the Merger Agreement in accordance with the provisions described in paragraph (d)(iii) under "Termination of Merger Agreement" above, at any time after a proposal for an Alternative Acquisition has been made. The Company will also pay or cause to be paid, to Purchaser the Purchaser Expenses (as defined below) upon demand if Parent or Purchaser terminates the Merger Agreement in accordance with the provision described in paragraph (d)(i) or
(d)(ii) under "Termination of Merger Agreement" above. "Parent Expenses" mean reasonable and reasonably documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent and its subsidiaries in connection with the Offer and the Merger or the consummation of any of the transactions contemplated by the Merger Agreement; provided, that in no event shall Parent Expenses exceed $100,000 (which $100,000 limit shall not apply in the event of a breach by the Company of the Merger Agreement).

     The Merger Agreement also provides that Parent will pay, or cause to be paid, to the Company the Company Expenses (as defined below) upon demand if the Company terminates the Merger Agreement in accordance with the provision described in paragraph (e)(i), (e)(ii) or (f)(i) under "Termination of Merger Agreement" above. Company Expenses shall mean reasonable and reasonably documented out-of-pocket fees and expenses incurred or paid by or on behalf of the Company in connection with the Offer and the Merger or the consummation of any of the transactions contemplated by the Merger Agreement; provided, that in no event shall Company Expenses exceed $100,000. The foregoing does not, however, limit the Company's right to pursue remedies for breach of the Merger Agreement.

     In addition, no fee or expense reimbursement will be paid to any party who is in material breach of its obligations under the Merger Agreement.

COVENANTS

     Conduct of Business by the Company. The Company has agreed that, except as contemplated by the Merger Agreement, during the period from the date of the Merger Agreement to such time at which directors of the Company affiliated with or designated by Parent or Purchaser shall constitute a majority of the Board (such time, the "Board Transition Date"), the Company and its subsidiaries will each conduct its operations according to its ordinary and usual course of business, substantially consistent with past practice.

     Without limiting the generality of the foregoing, and except as otherwise contemplated by the Merger Agreement, neither the Company nor any of its subsidiaries will, prior to the Board Transition Date, without the prior written consent of Parent:

          (i) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (A) additional shares of capital stock of any class of the Company, or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities, other than such issuance of Shares pursuant to the exercise of options outstanding on the date hereof, and other than the issuance of Shares in connection with the Company's employee stock purchase plan, or
     (B) any other securities in respect of, in lieu of or in substitution for, Shares outstanding on the date of the Merger Agreement,

          (ii) purchase or otherwise acquire, or propose to purchase or otherwise acquire, any outstanding Shares,

          (iii) declare or pay any dividend or distribution on any shares of its capital stock,

          (iv) propose or adopt any amendments to its Amended and Restated Certificate of Incorporation, as amended, or Amended and Restated Bylaws, or

          (v) agree in writing or otherwise to take any of the foregoing actions or any action which would prevent the conditions to Purchaser's obligation to purchase Shares under the Offer or Parent's and Purchaser's obligation to consummate the Merger from being satisfied; provided, however, that the Company shall be permitted to accelerate the vesting schedule of all outstanding Options. The Company shall, through its Board or any committee thereof, terminate the Company's Employee Stock Purchase Plan so that no Shares shall be issued thereunder subsequent to the date of the Merger Agreement.

     Indemnification and Insurance. In the Merger Agreement, Parent and Purchaser have agreed that all rights to indemnification existing in favor, and all limitations on the personal liability of, each present and former director, officer, employee or agent of the Company or any of its subsidiaries or a director, officer, employee, agent or trustee of any employee benefit plan for employees of the Company or any of its subsidiaries, and each person who is or was then serving in any such capacity (or any person who is or was then serving any other corporation or entity in any such capacity at the request of the Company) (individually, an "Indemnified Party" and collectively, the "Indemnified Parties") provided for in the Company's Amended and Restated Certificate of Incorporation, as amended, or Amended and Restated Bylaws or similar organizational documents of any Company subsidiary as in effect on the date of the Merger Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim for indemnification for losses, damages or liabilities of any kind or nature incurred (an "Indemnifiable Claim") which is asserted or made within such period shall continue until the final disposition of such claim. The Merger Agreement further provides that Parent has agreed that it shall indemnify any Indemnified Party in respect of any Indemnifiable Claim to the extent that the Company does not promptly indemnify such party for an Indemnifiable Claim.

     The Merger Agreement provides that Parent and the Surviving Corporation shall cause to be put into effect by the completion of the Offer, with a carrier satisfactory to the Board on the date of the Merger Agreement, directors' and officers' liability insurance covering each Indemnified Party who is currently covered by the Company's directors' and officers' liability insurance with respect to claims arising from facts or events which occurred at or prior to the Effective Time, which insurance shall remain in effect for a period of at least six (6) years after the Effective Time and which shall be no less favorable than such insurance maintained in effect by the Company on the date of the Merger Agreement in terms of coverage and amounts; provided that, in no event shall the Surviving Corporation be required to make annual premium payments for such insurance in excess of $150,000.

     Other Covenants. The Merger Agreement further provides that; except as set forth on the Disclosure Schedule or contemplated by the Merger Agreement, from the date of the Merger Agreement to the Board Transition Date (as defined in the Merger Agreement), (i) the Company will not, and will not permit any of its subsidiaries to, merge or consolidate with any other person or acquire a material amount of stock or assets of any other person; (ii) the Company will not, and will not permit any of its subsidiaries to, sell, lease, license or otherwise dispose of any material subsidiary or material amount of assets, securities or property except (A) pursuant to existing contracts or commitments and (B) in the ordinary course consistent of business with past practice; (iii) the Company will (and will cause its subsidiaries to) use reasonable efforts not to, (A) take any action that (x) would make any representation and warranty of the Company in the Merger Agreement that is qualified by materiality or Material Adverse Effect inaccurate in any respect at, or as of any time prior to, the Effective Time or (y) would make any representation or warranty of the Company in the Merger Agreement that is not so qualified to be inaccurate in any material respect at, or as of any time prior to, the Effective Time or (B) omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect or material respect, as the case may be, at any such time; (iv) the Company will not, and will not permit any of its subsidiaries to, sell, transfer, license, sublicense or otherwise dispose of any material intellectual property rights (other than in the ordinary course of business consistent with past practice) or amend or modify any existing agreements with respect to any material intellectual property rights or third party intellectual property rights; (v) the Company will not, and will not permit any of its subsidiaries to, (A) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any other person (other than

(x) for an amount not exceeding $4,000,000 in the aggregate, or make any loans, advances, or capital contributions to, or investments in, any other person, (B) enter into or amend any contract or agreement other than in the ordinary course of business consistent with past practice, (C) authorize or make any capital expenditures or purchases of fixed assets that are not currently budgeted and that in the aggregate exceeds $1,000,000, (D) terminate any material contract to which the Company is a party or amend in any material respect any such material contract or (E) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by the Merger Agreement;
(vi) the Company will not, and will not permit any of its subsidiaries to, take any action, other than as required by generally accepted accounting principles, to change accounting policies or procedures or cash maintenance policies or procedures (including, without limitation, procedures with respect to revenue recognition, capitalization of development costs, payments of accounts payable and collection of accounts receivable); (vii) the Company will not, and will not permit any of its subsidiaries to, make any tax election not required by law and inconsistent with past practice or settle or compromise any tax liability, except to the extent the amount of any such settlement or compromise has been reserved for on the consolidated financial statements contained in the Company's filings with the Commission, (viii) the Company will not, and will not permit any of its subsidiaries to, pay, discharge, settle, or satisfy any lawsuits, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected or reserved against on the Estimated September 30, 1999 Balance Sheet or incurred in the ordinary course of business consistent with past practice or other payments, discharges or satisfactions which in the aggregate do not exceed $1,000,000 or waive the benefits of, or agree to modify in any manner, any confidentiality or standstill agreement.

     No Solicitation. The Merger Agreement provides that, until the earlier of the Board Transition Date (as defined in the Merger Agreement) or the termination of the Merger Agreement, the Company will not directly or indirectly
(i) solicit, engage in discussions or negotiate with any person (whether such discussions or negotiations are initiated by the Company or otherwise) or take any other action intended or designed to facilitate the efforts of any person (other than Parent) relating to the possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its capital stock or assets, (ii) provide information with respect to the Company to any person, other than Parent, relating to a possible Alternative Acquisition by any person, other than the Parent, (iii) enter into an agreement with any person, other than Parent, providing for a possible Alternative Acquisition, or (iv) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any person, other than by Parent.

     The Merger Agreement provides that the Company shall and shall cause its representatives to, cease immediately and cause to be terminated all activities, discussions and negotiations, if any, conducted prior to the date of the Merger Agreement with respect to any Alternative Acquisition. Notwithstanding the foregoing, prior to the consummation of the Offer, the Company may participate in discussions or negotiations with, and furnish non-public information, and afford access to the properties, books, records, officers, employees and representatives of the Company to any person, entity or group if such person, entity or group has delivered a Superior Proposal to the Company. In the event the Company receives a Superior Proposal, nothing contained in the Merger Agreement will prevent the Board from executing or entering into an agreement relating to such Superior Proposal and recommending such Superior Proposal to its stockholders; in such case, the Board may withdraw, modify or refrain from making its recommendation of the Offer and the Merger; provided, however that the Company (i) shall have promptly notified Parent, and in any event within 24 hours, of any proposal for an Alternative Acquisition received by, any such information requested from, or any such negotiations or discussions sought to be initiated or recommended with, the Company or any of its subsidiaries, indicating, in connection with such notice, the name of the person making the proposal for an Alternative Acquisition or taking such action and, in reasonable detail, the significant terms of any such proposal for an Alternative Acquisition and including with such notice any documentation relating to such Alternative Acquisition, (ii) shall provide Parent at least two business days prior written notice of the Company's intention to execute or enter into an agreement relating to such Superior Proposal and (iii) may only terminate the Merger Agreement by written notice to Parent, provided no sooner than two business days after Parent's receipt of a copy of such Superior Proposal (or a detailed description of the significant terms and conditions thereof).

     Control of Board of Directors. The Merger Agreement provides that, subject to the requirements of applicable law, promptly upon the purchase of not less than a majority of the outstanding Shares by Purchaser pursuant to the Offer and from time to time thereafter, subject to Section 1.03(c) of the Merger Agreement (relating to the appointment of Independent Directors (as defined below)), Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number plus one, on the Board as will give Purchaser representation on the Board equal to the product of the total number of directors on the Board, after giving effect to such representation, and the percentage that such number of Shares so purchased bears to the total number of issued and outstanding Shares, and the Company shall use its reasonable efforts to, upon request by Purchaser, promptly, at the Company's election, either increase the size of the Board or secure the resignation of such number of directors as is necessary to enable Purchaser's designees to be elected to the Board and shall cause Purchaser's designees to be so elected, but in no event less than a majority of directors. At such times the Company will use its reasonable efforts to cause individuals designated by Purchaser to constitute the same percentage as is on the Board of (i) each committee of the Board (other than any committee of the Independent Directors), (ii) each board of directors of each subsidiary of the Company designated by Purchaser and (iii) each committee of each such board.

     The Merger Agreement provides that the Company's obligation to appoint designees to the Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company agreed to promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this provision of the Merger Agreement and to include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1. Parent or Purchaser will supply to the Company has in writing and be solely responsible for any information with respect to any of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

     Pursuant to the Merger Agreement, after the time that Purchaser's designees constitute at least a majority of the Board and until the Effective Time, the Board shall always have at least two members (the "Independent Directors") who are neither officers of Parent nor designees, stockholders or affiliates of Parent or Parent's affiliates. During such period, any (i) amendment or termination of the Merger Agreement, (ii) extension of time for the performance or waiver of the obligations or other acts of Parent or Purchaser or waiver of the Company's rights under the Merger Agreement, or (iii) action by the Company with respect to the Merger Agreement and the transactions contemplated thereby which adversely affects the interests of the stockholders of the Company, shall require the approval of a majority of the Independent Directors in addition to any required approval thereof by the full Board.

     Stock Options. Pursuant to the Merger Agreement, on the latest of (i) the completion of the Offer, (ii) the first business day of January 2000 and (iii) the earlier of (A) 30 days after termination notice is given in accordance with the terms of the plan governing the Options (as defined below) and (B) the date that the Option holder agrees to the treatment provided in Section 2.08 of the Merger Agreement, each holder of then outstanding options to purchase Shares granted by the Company (whether or not then currently exercisable) (the "Options") will be entitled to receive, and shall receive, at the sole election of the holder of such Option in settlement of each Option where the amount set forth in clause (i) below is a positive amount, a cash payment from the Company in an amount equal to the product of (i) the Offer Price minus the exercise price per Share of the Option and (ii) the number of Shares covered by such Option. Such payment shall be reduced by any applicable withholding taxes. The Company, acting through its Board or any committee thereof, has the right at any time or from time to time following the execution of the Merger Agreement to accelerate and vest, in full or in part, any and all Options not currently exercisable in full. Effective as of the Effective Time of the Merger, the Company, acting through its Board or a committee thereof, shall terminate those Options with an exercise price that is greater than the Offer Price.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto, including representations by the Company as to, among other things, organization, capitalization, subsidiaries, compliance with laws and court orders, absence of certain changes since June 30, 1999, undisclosed liabilities, public filings, consents and approvals, litigation, title to properties, benefit plans, taxes, and patents, trademarks and trade names. In addition, Parent and Purchaser have represented as to, among other things, organization and good standing, corporate authorizations, consents and approvals and ownership of Shares.

SHAREHOLDER AGREEMENTS

     On October 19, 1999, Parent, Purchaser and each of Michael Moore ("Moore") and Frances Penfold ("Penfold") entered into a shareholder agreement (collectively the "Shareholder Agreements"). Pursuant to the terms of the Shareholder Agreements, at least two (2) business days prior to the consummation by Purchaser of the Offer, Moore and Penfold shall tender to the Depositary (i) letters of transmittal with respect to an aggregate of 198,597 Shares (the "Executive Shares") and any other Shares held by Moore and Penfold, (ii) the certificates representing the Executive Shares, and (iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer to Purchase. The Shareholder Agreements provide that Moore and Penfold may decline to tender, or may withdraw, any and all Executive Shares or other Shares held by them if Purchaser amends the Offer Price to less than $8.79 per Share, reduces the number of Shares subject to the Offer, changes the form of consideration payable in the Offer in a manner adverse to the stockholders of the Company (other than insignificant changes or amendments or other than to waive any conditions. Moore and Penfold are required to give Purchaser at least two (2) business days prior notice of any withdrawal of the Executive Shares. The Shareholder Agreements further provide that, so long as the Merger Agreement is in effect, or Purchaser notifies Moore or Penfold of its intent to continue the Offer or a revised offer within two (2) business days after the date of termination of the Merger Agreement, Moore and Penfold will (i) vote all Executive Shares now or hereafter owned by them or execute a consent or proxy, and not revoke any proxy, vote or a consent, in favor of the Merger Agreement, the Merger and the transactions contemplated thereby, and (ii) oppose any Alternative Acquisition and vote all Executive Shares now or hereafter owned by them, or execute a consent or proxy, against any Alternative Acquisition.

13. DIVIDENDS AND DISTRIBUTIONS

     Pursuant to the terms of the Merger Agreement, prior to the effective time of the Merger, unless otherwise approved in writing by Purchaser, the Company may not (a) declare, set aside, make or pay any dividends on, or make any other distributions in respect of, any of its capital stock, or (b) issue or sell any shares of any class of its capital stock, or any securities convertible into or exchangeable for any such shares, or issue, sell, grant or enter into any subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind, contingently or otherwise, to purchase or otherwise acquire any such shares or any securities convertible into or exchangeable for any such shares.

14. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the terms of the Merger Agreement), Purchaser shall not be required to accept for payment (whether or not the Shares have theretofore been accepted for payment), or pay for, and may delay the acceptance for payment of, or the payment for, any tendered Shares, and may terminate the Offer and not accept for payment any Shares if (i) there are not validly tendered and not withdrawn prior to the Expiration Date that number of Shares that would represent at least a majority of the total number of then outstanding Shares (the "Minimum Condition"), (ii) all regulatory approvals required to consummate the Offer and the Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired; or (iii) on or after date of the Merger Agreement, and prior to the payment of Shares any of the following events shall have occurred:

          (a) there shall be pending any action, investigation, proceeding, claim or counterclaim by any governmental authority or agency which seeks to: (i) prohibit the making or consummation of the Offer or the Merger;
     (ii) restrain or prohibit the performance of the Merger Agreement; (iii) seeks to impose limitations on the ability of Purchaser or to render Purchaser unable to accept payment, pay for or purchase some or all of the Shares pursuant to the Offer or Merger; (iv) restrain or prohibit Parent's ownership or operation of all or any portion of the business and assets of the Company and its subsidiaries, or to compel Parent or its affiliates to dispose of or hold all or any portion of the business or assets of the Company and its subsidiaries; or (v) to impose limitations on the ability of Parent and its affiliates to exercise full voting rights or ownership of the Shares; or that otherwise is reasonably likely to have a Material Adverse Effect (as defined in the Merger Agreement); or

          (b) there is in effect any order, decree or injunction (whether preliminary, final or appealable, other than a temporary restraining order) issued by a court or governmental authority of competent jurisdiction which prohibits consummation of the Offer or the Merger or requires Parent or Purchaser to hold separate any material portion of the stock or assets of the Company or its subsidiaries; or

          (c) there shall have been any statute, rule, regulation, injunction, order or decree proposed, enacted or promulgated or any similar action taken or deemed applicable to the Offer or the Merger which prohibits consummation of the Offer or the Merger; or

          (d) there shall be in effect a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory); or

          (e) Purchaser shall discover that any representation or warranty made by the Company in the Merger Agreement is untrue at the time such representation or warranty was made or shall not be true and correct as of the date of consummation of the Offer (except for those representations and warranties made as of a particular date which need only be true and correct as of such date), except where the failure to be so true and correct would not have a Material Adverse Effect; or

          (f) there shall have been a breach in any material respect by the Company of any of its covenants or agreements contained in the Merger Agreement, except for any such breaches that would not have a Material Adverse Effect; or

          (g) the Merger Agreement shall have been terminated in accordance with its terms;

          (h) any person shall have entered into a definitive agreement or an agreement in principle with the Company regarding an Alternative Acquisition; or

          (i) the Company's Board of Directors will have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger, will have recommended to the Company's stockholders another offer or will have adopted any resolution to effect any of the foregoing which, in the sole judgment of Purchaser in any such case, and regardless of the circumstances (including any action or omission by Purchaser) giving rise to any such condition, makes it inadvisable to proceed with such acceptance or payment.

     The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to such condition or may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion, subject in each case to the terms of the Merger Agreement and applicable law. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS

  General.

     Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company and discussions of representatives of Parent with representatives of the Company, neither Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares (and the indirect acquisition of the capital stock of the Company's subsidiaries) as contemplated herein or of any approval or other action by any governmental entity that would be required or desirable for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required or desirable, Purchaser and Parent currently contemplate that such approval or other action will be sought, except as described below under "Other State Takeover Laws". While, except as otherwise expressly described in this Section 15, Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14.

     Under the DGCL, the affirmative vote of holders of a majority of the voting power of the then outstanding Shares (including any Shares owned by Purchaser) is generally required to approve the Merger. If Purchaser acquires, through the Offer or otherwise, a majority of the voting power of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and Purchaser were to accept for payment Shares tendered pursuant to the Offer (and no outstanding Options were exercised after the Expiration Date and no Shares were issued by the Company in connection with the Company's employee stock purchase plan), it would have sufficient voting power to effect the Merger without the vote of any other stockholders of the Company.

     Under the DGCL, if a corporation owns 90% or more of each outstanding class of capital stock of another corporation, it can effect a "short-form" merger with such corporation without prior notice to, or any other action by, any other stockholder of such corporation. As a result, assuming no Options are exercised following October 19, 1999, if Purchaser were to acquire ownership of 940,168 Shares pursuant to the Offer, Purchaser would own more than 90% of the only class of capital stock of the Company then outstanding and would be able to effect the Merger pursuant to the "short form" merger provisions of the DGCL.

  Section 203 of the DGCL.

     Section 203 of the DGCL, in general, prohibits a Delaware corporation such as the Company from engaging in a "Business Combination" (defined as a variety of transactions, including mergers, as set forth below) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the date that such person became an Interested Stockholder, unless, among other things, prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder. The Company's Board of Directors has approved the Merger Agreement and Purchaser's acquisition of Shares pursuant to the Offer. Therefore, Section 203 of the DGCL is inapplicable to the Merger.

  Other State Takeover Laws.

     A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar
v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce, and, therefore, was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

     Based on information supplied by the Company, Purchaser does not believe that any other state takeover statutes purport to apply to the Offer or the Merger. Except as discussed above, neither Purchaser nor Parent has currently complied with any state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer. See Section 14.

  Other Foreign Approvals

     The Company conducts business in a number of foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer. There can be no assurance that Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or non-compliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer.

  Appraisal Rights

     Holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of Shares at the effective time of the Merger will have certain rights pursuant to the provisions of Section 262 of the DGCL ("Section 262") to dissent and demand appraisal of their Shares. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

     THE FOREGOING SUMMARY OF SECTION 262 DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF THOSE RIGHTS.

  Going Private Transactions

     The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions. Purchaser does not believe that Rule 13e-3 will be applicable to the Merger because it is anticipated that the Merger would be effected within one year after the consummation of the Offer and in the Merger, stockholders would receive the same price per share as in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to the consummation of the Merger.

16. FEES AND EXPENSES

     Purchaser and Parent have retained Georgeson Shareholder Communications, Inc. to act as the Information Agent and American Stock Transfer & Trust Company to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the Federal securities laws.

     Neither Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

     Except as set forth above, neither Purchaser nor Parent will pay any fees or commissions to any broker, dealer or other person or entity in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding Offer materials to their clients.

17. MISCELLANEOUS

     Parent, Purchaser or an affiliate of Parent may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market transactions, privately negotiated transactions, a tender or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more than the Offer Price. Each of Parent, Purchaser and their respective affiliates also reserve the right to dispose of any or all Shares acquired by them pursuant to the terms of the Merger Agreement.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Purchaser and Parent have filed with the Commission a Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-1 and any amendments thereto, including exhibits, are available for inspection and copies are obtainable in the manner set forth in Section 8 of this Offer to Purchase (except that such material will not be available at the regional offices of the Commission).

                                          EDB 4TEL ACQUISITION CORP.

October 25, 1999

                                                                      SCHEDULE I

            DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name and current principal occupation or employment of the directors and executive officers of Parent. Unless otherwise indicated, all occupations, offices or positions of employment listed opposite an individual's name were held by such individual during the last five years. The business address of each such director and executive officer is c/o EDB BUSINESS PARTNER ASA, Ruselokkveien 6, N-0251 Oslo (Postal Address: Postboks 6798, St. Olavs Plass, N-0130 Oslo, Norway). All such directors and executive officers listed below are citizens of Norway.

                                              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                NAME                                   FIVE-YEAR EMPLOYMENT HISTORY
                ----                          ----------------------------------------------
Peter Pay,                             Executive Vice President of Telenor AS since 1999. From 1997
Chairman of Board                      to 1999, Mr. Pay served as Senior Vice President and member
c/o Postboks 6798 St. Olavs            of the Executive Committee of the Parent. From 1994 to 1997,
  Plass                                Mr. Pay served as the Chief Executive Officer of Telenor
N-0130 Oslo                            Plus.
Norway
Jarle Gundersen,                       Since 1995, Mr. Gundersen served as Project Director of
  Vice Chairman of the Board           Norsk Vekst. From 1992 to 1995, Mr. Gundersen served as Vice
  Norsk Vekst AS                       President of Finance of Aker ASA.
  Postboks 1223 Vitea
  N-0110 Oslo
  Norway
Asmund Laseth,                         Since 1999, Mr. Laseth has served as Vice President of
  Director                             Telenor Program. From 1997 to 1999, he served as Vice
  c/o Postboks 6798 St. Olavs          President of Telenor Nett. From 1992 until 1997, Mr. Laseth
    Plass                              served as Vice President.
  N-0130 Oslo
  Norway
Eivind Kinck                           Since 1999, Mr. Kinck has served as Executive Vice
  Executive Vice President             President. From 1992 to 1999, Mr. Kinck served as President
  Ruselokkveien 6                      of EDB ASA.
  N-0251 Oslo
  Norway
Eli Giske                              Since 1999, Mr. Giske has served as the Vice President of
  Vice President, Finance              Finance. Since 1994 to 1999, Mr. Giske served as the Vice
  Ruselokkveien 6                      President of Finance of EDB ASA.
  N-0251 Oslo
  Norway

     2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth the name and current principal occupation or employment of the directors and executive officers of Purchaser. Unless otherwise indicated, all occupations, offices or positions of employment listed opposite an individual's name were held by such individual during the last five years. The business address of each such director and executive officer is EDB 4tel Acquisition Corp. c/o EDB Business Partner ASA, Ruselokkveien 6, N-0251 Oslo (Postal
Address:

Postboks 6798, St. Olavs Plass, N-0130 Oslo, Norway). All such directors and executive officers listed below are citizens of Norway.

                             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
        NAME                          FIVE-YEAR EMPLOYMENT HISTORY
        ----                 ----------------------------------------------
Asbjorn Eide          Mr. Eide has served as President since October, 1999. Since
Director and          1998, he has served as President of EDB 4tel. From 1997 to
President             1998 he served as Executive Vice President of the Product
                      Division and member of the Executive Committee of Telenor
                      Bedlift.
Arahild Schia         Ms. Schia has served as the Vice President and Secretary
  Vice President and  since October 1999. Since 1999 she has served as Executive
  Secretary           Vice President of EDB 4tel. From 1998 to 1999 Ms. Schia
                      served as Vice President of Marketing of EDB 4tel. From 1994 to 1998 she served as Director of the IT division of Telenor
                      R&D.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below.

                        The Depositary for the Offer is:

                     AMERICAN STOCK TRANSFER TRUST COMPANY

                      By Mail, Overnight Courier or Hand:
                           40 Wall Street, 46th Floor
                            New York, New York 10005
                      Attention: Reorganization Department

                           By Facsimile Transmission
                       (for eligible institutions only):

                                 (718) 234-5001

                      Confirm facsimile by telephone only:

                                 (212) 936-5100
                                 (718) 921-8200

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal may be directed to the INFORMATION AGENT at its address and telephone number set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                   Georgeson Shareholder Communications, Inc.

                                17 State Street
                                   10th Floor
                            New York, New York 10004
                Bankers and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll-Free: (800) 223-2064